Exhibit 11

                            BHA Group Holdings, Inc.
                    Computation of Earnings Per Common Share

                                                                (In thousands, except per share data)
                                                                      For the three months ended

                                            December 31, 1998                            December 31, 1997
                                   Net Earnings       Shares    Per-Share       Net Earnings       Shares    Per-Share
                                    (Numerator)      (Denom.)     Amt.           (Numerator)       (Denom.)     Amt.
                                    -----------      --------     ----           -----------       --------     ----

    Basic earnings per share:
      Earnings available to
       common shareholders              $ 1,316       7,142     $ 0.18              $ 1,390          7,158     $ 0.19

        Effect of dilutive
    securities--stock options                --         222                              --            522

       Diluted earnings per share:
      Earnings available to common
     shareholders and assumed
            conversion                  $ 1,316       7,364     $ 0.18              $ 1,390          7,680     $ 0.18
                                        =======       =====     ======              =======          =====     ======




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